Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this post-qualification amendment Form 1-A POS (File 23-4710-1) of our audit report dated December 2, 2022, with respect to the balance sheets of Oncolyze, Inc. as of June 30, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended. Our report dated December 2, 2022, relating to aforementioned financial statements, includes an emphasis paragraph relating to substantial doubt to the Company's ability to continue as a going concern.

Fruci & Associates II, PLLC
Spokane, WA

March 6, 2023